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                                                                    EXHIBIT 99.1

(SHOLODGE LOGO)

Contact:    Bob Marlowe
            Chief Financial Officer
            (615) 264-8000


        SHOLODGE ANNOUNCES FILING OF FORM 15 TO DEREGISTER ITS SECURITIES


HENDERSONVILLE, Tenn. (January 24, 2005) - ShoLodge, Inc. (NASDAQ:LODG) announced that, consistent with its previous announcement, it has filed Form 15 today with the United States Securities and Exchange Commission voluntarily deregistering its securities and suspending its duty to file reports under
Section 13 and 15(d) of the Securities Exchange Act of 1934. Any publicly-traded company with fewer than 300 holders of record of its common stock is eligible to take this action. As a result of deregistering with the SEC, ShoLodge's common stock will cease to be eligible for listing on Nasdaq as of January 25, 2005.

         The Company expects the deregistration to become effective within 90 days of the filing of the Form 15. As a result of the Form 15 filing, the Company's obligations to file with the SEC certain reports and forms, including Forms 10-K, 10-Q and 8-K, will be suspended as of the date of the actual filing of the Form 15 and will cease as of the date the filing becomes effective.

         Commenting on the announcement, Leon Moore, chief executive officer of ShoLodge, said, "As we previously announced, it is becoming increasingly expensive to be a public company. We have made a careful consideration of the advantages and disadvantages of continuing registration and the high costs and demands on management time arising from compliance with SEC, Sarbanes-Oxley and NASD requirements. We believe that this is an unnecessary burden for ShoLodge. Deregistering will significantly benefit the Company by reducing expenses and avoiding even higher future expenses."

         This press release contains forward-looking statements relating to certain matters, which reflect management's best judgment, based on factors currently known and involve risks and uncertainties. Actual results could differ materially from the anticipated results or expectations expressed in the Company's forward-looking statements. Forward-looking information provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 should be evaluated in the context of these factors which are contained in the Company's Securities and Exchange Commission
(SEC) filings, including its periodic reports filed under the Securities Exchange Act of 1934, as amended. Copies of these filings are available upon request from the Company. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.